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Press and Investor Contacts:                 Public Relations:
----------------------------                 -----------------
Mediaplex, Inc.                              Phase II Strategies
Christine Carbone                            Aeron Noe
415.293.6906                                 415.772.8426
ccarbone@mediaplex.com                       aeron_noe@p2pr.com

Exile on Seventh, LLC
Michael McMahon
415.466.0805
michaelm@exileonseventh.com

            MEDIAPLEX/R/ AND EXILE ON SEVENTH ENTER INTO LONG-TERM
                      TECHNOLOGY AGREEMENT FOR ADSERVING

   Mediaplex Transfers Media Clients to Exile Completing Its Transition To A Pure Technology Company For Advertising Agencies And Large Marketing Departments

SAN FRANCISCO, CA - May 9, 2001 - Mediaplex, Inc. (Nasdaq: MPLX), a leading technology company for traditional and online marketers, today announced a three-year technology agreement with Exile on Seventh, LLC. Exile, a marketing and advertising agency for the digital economy, will exclusively use Mediaplex's state-of-the-art proprietary adserving technology, MOJO/R/ ASP for its clients' online media campaigns. In addition, Exile on Seventh has designated Mediaplex as its preferred provider for solutions for offline campaign planning, production, and financial technologies using Mediaplex's AdWare.

"Exile's technology partnership with Mediaplex strengthens our ability to deliver superior results for our clients, while reinforcing our position as one of the largest online media buyers in the world," stated Michael McMahon, CEO and Founder of Exile on Seventh. "I believe both companies, and our clients, will benefit tremendously from this alliance."

Exile on Seventh is constantly implementing new ways to integrate technology with their marketing strategies. Partnering with their clients has resulted in Exile launching some of the most successful brands on the Internet. They are noted for their savvy online marketing strategies and for using the best-of-breed technology solutions to implement their online campaigns.

"Exile on Seventh is the best decision we could make for our media clients," said Tom Vadnais, CEO and President of Mediaplex. "I am assured that Exile will continue to provide our former media clients with the technology and services they require to be successful with their digital messaging campaigns."

The agreement includes the transition of Mediaplex's media clients and media related service capabilities to Exile on Seventh. The transaction was completed for an undisclosed sum. This action completes Mediaplex's transition to a pure technology solutions company. Mediaplex will continue to focus on expanding and developing its online and offline advertising campaign technologies for marketers.
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"With this agreement, Mediaplex can fully concentrate on continuing the development and expansion of technology systems for agencies and the Fortune 1000 marketing departments in the areas of online and offline media planning, campaign execution and cost management systems," states Vadnais. "When Mediaplex started in the early days of the Internet, providing interactive media services was essential for market acceptance and product development efforts. Our experience in interactive media has furthered our understanding of the technology, which is now our complete focus."

In a further effort to streamline the Company's vision as a technology-focused business, 45 positions, or 20% of Mediaplex's workforce, directly related to the former media business will be eliminated. In conjunction with the agreement, key Mediaplex employees who are currently working with the Company's media accounts will be transferred to Exile on Seventh.

Mediaplex's first quarter success in achieving record adserving numbers is attributed to the growth and acceptance of its MOJO ASP product within the advertising community. MOJO ASP allows agencies and marketers to control the implementation, management, trafficking and reporting of their online banner campaigns. The continued integration of its online MOJO/R/ technologies with it offline, traditional, advertising solutions will provide agencies and marketers with the ability to create, implement and report fully integrated offline and online campaigns using one solution. Mediaplex's technologies are used by agencies to implement their client's online and offline advertising campaigns and strategies.

About Mediaplex, Inc.

Mediaplex, Inc. (Nasdaq: MPLX) (www.mediaplex.com) serves the marketing and advertising industries with technology solutions for the media planning, campaign execution and cost management necessary to manage and implement online and offline advertising campaigns. The company's proprietary MOJO/R/ technology platform is unique in its ability to automatically configure messages in response to real-time information from a marketer's enterprise data system and to provide ongoing campaign optimization.

Mediaplex works with advertising agencies and clients that include America West Airlines, DraftWorldwide and McCann-Erickson (both members of the Interpublic Group of Companies), eBay, macys.com, Motorola, OfficeMax.com, Publicis & Hal Riney, Radio Free Virgin, United Airlines, Sony, Sprint PCS, Sun Microsystems, TBWA\Chiat\Day, Tonic 360 and Young & Rubicam (including The Digital Edge and Impiric).

Mediaplex is headquartered in San Francisco, with offices in New York, Silicon Valley and its subsidiary AdWare Systems, Inc., in Louisville. Mediaplex can be contacted at 415-808-1900.

About Exile on Seventh, LLC

Founded in 1996, Exile on Seventh is one of the world's largest digital and online media buyers. Past and current clients include Amazon, Autotrader.com, Bank of America, drugstore.com, eBay, ESPN, Macys.com, Netscape, Omnisky, Sun Microsystems, Sybase, WebMD and Webvan. Exile specializes in the integration of accountability and creativity to deliver superior results for their clients across all media. Their services include strategic consulting, media
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services, creative development and production, customer intelligence and ROI optimization.  Michael McMahon can be reached at 415-466-0805.


The foregoing press release contains forward-looking statements under the federal securities laws about the Company's technology and prospects for 2001, including statements concerning continued growth and expansion of new technology solutions, the movement toward profitability in fourth quarter 2001 and the Company's plans to emerge as the best-of-breed advertising technology solution provider. These forward-looking statements are subject to significant risks and uncertainties, and actual results may differ materially from those described in such statements as a result of a number of factors. In particular, the Company may not expand its technology offerings, may not grow its top-line and emerge as the best-of-breed in advertising technology, and may not achieve profitability in fourth quarter 2001. Investors are also encouraged to read the "Risk Factors" section of Mediaplex's Annual Report on Form 10-K for the year ended December 31, 2000, which is on file with the Securities and Exchange Commission.

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